SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

BKF Capital Group, Inc.
Steven N. Bronson

Alan B. Howe

Sean M. Leder

Dale E. Wallis

David J. Wolenski
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BKF Capital Group, Inc. (“BKF Capital”) is filing the materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the shareholders of Qualstar Corporation (“Qualstar”), in connection with the 2013 annual meeting of shareholders of Qualstar scheduled for June 28, 2013 (the “2013 Annual Meeting”). In connection with the 2013 Annual Meeting, BKF Capital filed a definitive proxy statement and a GOLD proxy card with the SEC on June 6, 2013, and on June 8, 2013, commenced the mailing of its definitive proxy statement and GOLD proxy card to all Qualstar shareholders, together with the letter to shareholders reproduced below.

Letter to Shareholders, dated June 6, 2013

June 6, 2013

Dear Fellow Qualstar Shareholders:

BKF Capital Group Inc. is in the midst of an important proxy contest to replace Qualstar Corporation’s Board of Directors. BKF Capital is Qualstar’s largest institutional shareholder, and second largest individual shareholder, and has been a continuous shareholder since December 2010. Our goals are your goals – to create shareholder value, in which we will share proportionately with all other shareholders.

Our Interests Are Aligned with Your Interests

BKF Capital believes that the interests of Qualstar’s current Board of Directors and Chief Executive Officer, Lawrence Firestone, are not aligned with the interests of shareholders, and they are not making decisions that are in the shareholders’ best interests. The Board owns a combined total of only 5,000 shares of Qualstar stock, compared with an investment by BKF Capital of over $3.7 million.

To give one incredible example. According to the Company’s own filings, it will be spending over $1.1 million in response to BKF Capital’s partial tender offer earlier this year—which we were forced to abort because of the Company’s adoption of a “poison pill”—and this year’s proxy contest. This compares with the Company’s current total market capitalization of only $19 million and its current cash and short term securities of only $8.5 million. If this were your money, you would not be spending it like this, and neither would we. Unfortunately, it is our money. This Board is frittering it away, we believe, for the purpose of entrenching themselves and their CEO.

The Current Board Is Not Suited to Reverse the Company’s Downward Spiral

The question for shareholders is who is best suited to reverse the downward spiral of the Company’s performance, and lead the Company back to profitability. In our view, it is decidedly not the current Board!

Since Mr. Firestone assumed office as CEO, and turned over the Board with new directors who all have prior relationships with him, the Company has—

▪	lost over $6.9 million in the nine months ended March 31, 2013, compared to $1.5 million in the same period in 2012;

▪	seen revenues decrease by an additional $3.0 million in the nine months ended March 31, 2013, compared to the same period in 2012;

▪	seen its Sales and Marking expense increase over 60% in the nine months ended March 31, 2013, compared to the same period in 2012, while experiencing a drop in sales;

▪	seen its General and Administrative expense increase over 63% in the nine months ended March 31, 2013, compared to the same period in 2012;

▪	experienced a drop in shareholder’s equity of $7 million to $18.1 million at March 31, 2013, compared to $25.0 million at June 30, 2012; and

▪	experienced a decline in its stock price by an additional 26.2%, from July 2, 2012 to June 5, 2013.

Not to be believed, but the Company in its recent quarterly 10-Q report blamed its poor third quarter operating results on BKF Capital’s aborted tender offer!

We Cannot Afford the Current Board and CEO’s Risky and Expense-Laden Strategy

When Mr. Firestone was first appointed to the office of CEO in June 2012, he predicted that the Company would break even or become profitable on a monthly basis by June 2013. This is not close to happening, and it is not difficult to see why. Mr. Firestone’s strategy, which has been adopted by the current Board, is to pile on costs in the hope of improving operating results. The strategy is risky, expensive and is not working. Engineering costs, sales and marking costs, compensation expense and other general and administrative expense have all risen dramatically in the past nine months, but they have done nothing to stem the decline in sales. Simply put, our Company cannot afford another year of this.

What Are the Plans of Our Nominees For the Company?

The fundamental issues facing the Company that our nominees intend to tackle are positioning the Company’s data storage business to maximize its value and rightsizing the Company’s cost structure.

This data storage business is highly competitive and faces numerous technological challenges. It has been a drain on the Company’s operating performance and cash flow for years. Even companies with larger resources than ours—such as Qualstar’s competitors Quantum Corporation and Overland Storage—have difficulty going it alone in this space. The goal may be to find the right partner that will bring distribution and other resources to the table.

Also to be addressed head on is the Company’s rising expense structure, beginning with executive compensation. The current CEO is earning a base salary of $300,000, going up to $350,000 on July 1, 2013. This is a 70% increase over the compensation of the prior CEO and founder, and, we believe, is outsized compared to other better performing companies of similar size with which we are familiar. Then there is the issue of Mr. Firestone’s severance package. According to the Company’s proxy disclosure, Mr. Firestone will be entitled to over $1 million in severance if he is terminated following a change of control (including this proxy contest). This number will increase July 1, when Mr. Firestone’s base salary automatically increases. We are outraged by the magnitude of this package, and we believe you should be as well. It is again symptomatic of what a board will allow when it has no meaningful financial stake in the company it manages.

Our nominees will also explore all strategic alternatives available to the Company, which may include a sale or other business combination, and will choose the course of action that they believe will achieve the best and highest value for shareholders, in which BKF Capital will share on a proportionate basis.

Who Are Our Nominees?

Our nominees include Mr. Bronson and two persons, Sean Leder and David Wolenski, whom Mr. Bronson has known and admired for years and who we believe have the skills, background and experience to implement our platform.

The BKF Capital slate also includes two nominees with no prior connections to Mr. Bronson, but who we believe are similarly credentialed. Alan Howe was suggested to BKF Capital by another major shareholder of the Company. Dale Wallis, who has extensive expertise in accounting and finance, was recommended to BKF Capital by a partner in the Company’s outside accounting firm.

You should keep this in mind when the Company tells you that the BKF Capital slate consists of Mr. Bronson’s “hand-picked” nominees. You should also keep in mind that—

▪	the three new directors appointed to the Board this year, without a shareholder vote, all have a long standing relationship with Mr. Firestone;

▪	in the approximately nine months since Mr. Firestone has been in office, he has turned over almost the entire executive team and has replaced them with his “hand-picked” personal contacts; and

▪	when the Board selected Mr. Firestone to become CEO in May 2012, he was a member of the Board, had never been CEO of a public company and was selected without any executive search process.

Who Will Manage the Company If the BKF Nominees Are Elected?

BKF anticipates that, if its nominees are elected, the new Board will promptly focus on securing the right executive management team for the Company. During the initial period following the election, we expect that the new Board will take a hands-on approach to management, and we believe that our nominees have the experience and the talents that make them up to this task.

BKF Capital Has a Demonstrated Commitment to the Company

In June 2012, BKF Capital called a special meeting of shareholders and conducted a proxy contest to remove and replace the Board of the Company. Contrary to the Company’s attempt to portray our efforts as a failure, holders of a majority of the shares voted in that contest favored the proposal of BKF Capital to remove and replace the Board. The proposal to elect the nominees of BKF Capital would have carried at an annual meeting, but at a special meeting a majority of shares outstanding is required for removal.

BKF Capital attempted to increase its investment in the Company in January of this year by launching a non-coercive partial tender offer at a premium to market price to acquire an additional 3 million shares. Shareholders would have been free to accept the offer or to remain invested in the Company and benefit from the improvement in operating performance that BKF Capital hoped to achieve after acquiring operating control of the Company. The Board foreclosed shareholder choice by adopting a “poison pill” at what appears to us to be an exorbitantly high cost of over $550,000!

BKF Capital is again running a contest to elect its nominees to the Board, because of its continuing belief that there is value to be unlocked for shareholders under the right management and oversight that BKF Capital believes its nominees can provide.

What Should You Do Now?

BKF Capital has determined that the only way to fix Qualstar is to replace the Board with new independent directors. We are therefore asking for your help to remove the current Board and replace it with the directors nominated by BKF Capital on the GOLD proxy.

Every vote will count, and we will need every vote to win. Therefore no matter how many or how few shares you own, it is important that you return your GOLD proxy card and vote—

▪	FOR the election of the five nominees of BKF Capital to the Board of Directors;

▪	AGAINST the proposal to approve the rights agreement (“poison pill”) adopted by the Board to thwart shareholder choice on the sale of their shares and limit their ability to communicate with other shareholders to influence change at the Company;

▪	AGAINST the proposal to adjourn the Annual Meeting to give management more time to solicit votes in favor of the rights agreement; and

▪	FOR approve the appointment of SingerLewakLLP as the Company’s accounting firm.

We are making no recommendation on how you should vote with respect to the proposal to approve changes to the Company’s stock incentive plan, and our proxies will follow your instructions on this proposal given on BKF Capital’s GOLD proxy card.

Do not return the WHITE proxy card or any other card furnished to you by or on behalf of the Company. Remember as well that only your last vote will count, so that even if you have voted on the Company’s WHITE proxy card, you may revoke your vote by returning a later dated GOLD proxy card in favor of the BKF Capital nominees and as recommended by BKF Capital on the other proposals.

We thank you in advance for your support and look forward to the election of the BKF Capital nominees and a better and more profitable tomorrow for Qualstar.

BKF Capital Group, Inc.

Maria N. Fregosi
Chief Operating Officer

If you have any questions, require assistance in voting your shares, or need additional copies of BKF’s Proxy Statement, please contact our proxy advisors—

AST PHOENIX ADVISORS

6201 15th AVENUE

3RD FLOOR

BROOKLYN, NY 11219

CALL TOLL FREE: (877) 478-5038

BANKS AND BROKERS CALL COLLECT: (212) 493-3910